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                       Consent of Independent Accountants



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 14, 2000 relating to the financial statements, which appears in the 1999 Annual Report to Shareholders of Elite Information Group, Inc. which is incorporated by reference in Elite Information Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the incorporation by reference of our report dated February 14, 2000 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.



PricewaterhouseCoopers LLP       /s/ PricewaterhouseCoopers LLP

Los Angeles, California
July 31, 2000